Exhibit 14
KELLY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

August 6, 2018

Kelly Services, Inc. (“the Company") is committed to doing the right thing, conducting ourselves in a legal, ethical, and trustworthy manner, upholding our regulatory obligations, and complying with both the letter and spirit of our business policies and applicable local laws in the countries where we operate. The Board of Directors (the "Board") of the Company has adopted the following Code of Business Conduct and Ethics (the “Code”) for itself and the officers and employees of the Company and its subsidiaries.

The Code is intended to help us recognize and deal with ethical issues, deter wrongdoing, provide mechanisms to report any concerns, promote honest and ethical conduct, provide full, fair, and timely disclosure in the Company’s reports and communications, comply with applicable governmental laws, rules, and regulations, and foster a culture of honesty and accountability.

Each of us has a personal responsibility to conduct ourselves, and ensure that our suppliers, agents, and representatives are aware of their obligation to conduct themselves, in a legal, ethical way and to comply with both the letter and the spirit of this Code. If you are a manager, you have a special trust and responsibility to the Company. Our managers are given a great deal of influence over Kelly’s values and culture. Managers are expected to embody Kelly’s values, set an example with their own conduct, and act promptly when they become aware of something that violates our Code, other policies, or the law.

No code or policy can anticipate every situation that may arise. This Code is intended to serve as a guide. Employees are encouraged to ask their manager questions about particular circumstances that may involve the provisions of this Code. Employees also may present their questions to the Vice President, Internal Audit, the General Counsel, Human Resources, or to the Kelly Anonymous Hotline.

It is important that each of us takes the time to review this Code and develop a working knowledge of its provisions. Each of us is required to certify our compliance with the Code at the time of joining the Company, and annually thereafter.

Conflict of Interest

A "conflict of interest" occurs when our individual personal interests interfere, or appear to interfere, in any way with the interests of the Company. Each of us must act with integrity and avoid any relationship or activity that might impair our ability to make objective and fair decisions in the course of fulfilling our job responsibilities. The way we conduct ourselves in the work environment impacts our reputation and the trust we maintain with customers, employees, candidates, applicants, vendors, and suppliers. By avoiding conflicts of interest, this group of Kelly stakeholders clearly understands our commitment to maintaining the integrity of the Company. Care should also be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company even if there is no actual conflict and no wrongdoing.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which we should refrain, are:

•	an employee or a family member receiving an improper personal benefit as a result of the employee’s position with the Company. A “family member” means a spouse, parents, children, siblings (whether by

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blood, marriage, or adoption), or anyone who resides in an employee’s home;

•
knowingly engaging in any conduct or activity that is inconsistent with the Company's best interests or that disrupts or impairs the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship;

•
accepting compensation or financial benefit, in any form, including loans, from any source other than the Company, which affects job performance in any way, particularly any compensation received from an entity with which the Company has a relationship;

•
offering, giving, or receiving gifts to or from anyone who deals with the Company in cases where the gift is being made to influence our actions in our position with the Company, or where acceptance of the gifts could create the appearance of an impropriety.

Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Vice President, Internal Audit or the General Counsel.

Directors and executive officers must seek determination and prior authorization or approval of potential conflicts of interest from the Audit Committee.

Anti-Bribery/Anti-Corruption

We take pride in conducting our business with integrity and are committed to abiding by all applicable laws in the countries where we operate. Each of us has an obligation to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, as well as all other country-specific anti-bribery and anti-corruption laws. You may not give, promise, or offer anything of value, no matter how small, to any customer, government employee, or other person for the purpose of improperly influencing a decision, securing an advantage, avoiding a disadvantage, or obtaining or retaining business. If you engage in such behavior, you expose yourself and the Company to civil and/or criminal liability, significant reputational harm, and undermine the trust that our customers, shareholders, and communities have placed in us. Each of us is required to take the FCPA and anti-bribery training provided by the Company and to certify compliance with the principles outlined in the training and this Code yearly. Any suspected violation should be reported immediately through Kelly Services’ Business Conduct & Ethics Reporting Program at 877.978.0049 or https://www.integrity-helpline.com/kellyservices.jsp or for Europe, https://www.financial-integrity.com/kellyserviceseu.jsp or to the Vice President, Internal Audit, or the General Counsel.

Insider Trading

Individuals who have access to material non-public confidential information are not permitted to use or share the information for securities trading purposes (“insider trading”) or for any other purpose except to conduct the Company’s business. It is always illegal to trade in Kelly securities (class A and class B common stock) or any related options or other rights while in possession of material non-public information, and it is also illegal to communicate or “tip” such information to others. Kelly has adopted an Insider Trading Policy that includes procedures applicable to everyone and also those that apply to the Company’s Board of Directors, executive officers, and other key employees (“Restricted Persons”). This document is also posted on Kelly’s website and is sent periodically to Restricted Persons in connection with certification of compliance.

Corporate Opportunities

Each of us has a responsibility to the Company to advance its legitimate interests. We must not:

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•	personally take for ourselves or divert to others opportunities that are discovered through the use of Company property, information or our respective position;

•	use Company employees, property, information, or our respective positions for personal gain; or

•	compete with the Company, directly or indirectly, for business opportunities.

Confidentiality and Privacy

Kelly is committed to safeguarding the integrity, availability, and confidentiality of Kelly’s information and information systems, as well as those entrusted to Kelly by its customers, employees, candidates, applicants, vendors, and suppliers. Accordingly, each of us is expected, as a condition of employment, to safeguard data and systems from unauthorized use, disclosure, modification, destruction, or loss, by complying with Kelly’s Privacy Statement, which can be found at https://www.kellyservices.com/global/privacy-statement/, and its Information Security Policy.

Confidential and private information includes personal data, as well as Company information that has not been made public, such as business plans, pricing, materials disclosing operational goals or projects, copyrighted materials, research or strategies, and inside financial information that could be used for personal gain. The Company’s Corporate Disclosure and Communications Policy contains additional details about external communications and the proper sharing of Company information.

Inquiries from the Media and External Communications

The Company is committed to providing full, fair, and accurate disclosure in all public communications. As a public Company, we are committed to full compliance with the U.S. Securities and Exchange Commission’s Regulation FD (Fair Disclosure). Consistent with this commitment, and as further described in the Company’s Corporate Disclosure and Communications Policy, employees are not authorized to answer questions from the media, analysts, investors, or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately refer the inquiry to Investor Relations.

As an employee of Kelly, you are personally responsible for any comments about, and on behalf of the Company, that you post to a social media network (e.g., Facebook, LinkedIn, Twitter, YouTube, blogs, or forums). When identifying yourself on these networks as a Kelly employee, you associate yourself with the Company, your colleagues, managers, and customers. Therefore, be mindful that your postings will be available to the general public, reflect on the Company’s reputation and business interests, and may not interfere with your work or create a conflict of interest between you and Kelly Services. If you communicate about Kelly externally using online social media, you are expected to observe the guidelines of Kelly’s Social Media Policy.

Protection and Proper Use of Company Assets

We must each protect the Company's assets and ensure we use them in the most efficient and sustainable fashion. No one is to use Company assets, including Kelly’s facilities, equipment, property, technology, information, intellectual property, and brand for personal benefit, and all employees have a duty to safeguard these assets against theft, loss, waste, or damage.

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Fair Dealing

We have a responsibility to deal fairly with each other and our customers, employees, applicants, candidates, and suppliers. No one must take unfair advantage of anyone else through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, or any other unfair dealing practices.

Behavior in the Workplace

Kelly is committed to maintaining a work environment which promotes individual dignity and mutual respect and following all applicable laws and legislation related to labor and human rights. Inappropriate behavior in the workplace, which extends to business travel and after-hour Company sponsored events, will result in disciplinary action, up to and including termination.

It is the policy of Kelly to protect the employment rights of qualified applicants and employees regardless of an individual’s race, color, age, marital status, veteran status, religion, national origin, genetics, sexual orientation, gender identity/expression, disability, and/or other protected categories under applicable laws. In many countries, we embrace our legal obligation to take affirmative action to promote hiring and advancement in employment among people within certain protected classifications. We believe doing so is the right thing to do and good for our business.

It is the policy of Kelly to comply with all applicable laws concerning the employment of persons with disabilities. Consistent with that commitment, it is Kelly’s policy not to discriminate against qualified individuals with disabilities in regard to application procedures, hiring, advancement, discharge, compensation, training, or other terms, conditions, and privileges of employment.

Any hostile conduct directed at an individual based on his or her race, color, age, religion, national origin, ethnicity, gender, sexual orientation, gender identity/expression, or disability is expressly prohibited. Sexual advances, requests for sexual favors, other unwanted verbal or physical conduct, or communication of a sexual nature is considered inappropriate behavior in the workplace and will not be tolerated. Kelly has implemented strong policies against harassment in each country where we operate. These policies describe the conduct that is prohibited and establish procedures for raising concerns and reporting violations. They set expectations of our managers and define the responsibilities of Human Resources, Legal and Compliance Departments in reporting. Harassment may take many forms, from overt sexual advances to offhanded remarks or jokes, to offensive gestures, regardless of the intent.

To avoid perceptions of favoritism, conflicts of interest, lack of confidentiality, unfair treatment, or potential coercion, 1) a relative of an employee, 2) a person living in the household of an employee, or 3) a person in a dating, sexual, romantic, or other intimate relationship with an employee, should not be hired or transferred into a position that results in him or her being in the same chain of command as that employee without the prior written approval of the Chief Human Resources Officer (the “CHRO”).  In the event circumstances develop between employees requiring the written approval noted above, both employees are required to report the circumstances to their Human Resources Representative. With respect to Executive and Senior Officers, based upon the concern that their scope of influence or perceived influence can extend over the entirety of Kelly Services’ workforce, prior written approval of the CHRO shall be required for relationships with any and all employees of Kelly Services. Employees involved in a relationship covered by this policy will be asked to sign a document acknowledging that their relationship is entirely consensual and free from coercion and harassment. Employees in violation of this policy may be subject to termination of employment.

Kelly has a zero-tolerance policy regarding violence in the workplace. In order to help protect our co-workers and ourselves, we have an obligation to immediately report any situation involving violence, threats, bullying, or intimidation. If you have concerns about the immediate safety of yourself or others, please contact local authorities at once, before reporting the situation internally.

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Kelly strives to ensure a safe workplace for all of its employees. We are each responsible for paying close attention to our surroundings, following all safety rules, and reporting any unsafe conditions. The use of alcohol or illegal drugs while at work is not permitted as it inhibits clear and sound thinking and can endanger the safety of others.

Compliance with Laws, Rules and Regulations

Each of us shall, and shall ensure that our suppliers, agents, and representatives are aware of their obligation to, comply with all laws, rules, regulations applicable to the Company including the Foreign Corrupt Practices Act, and other anti-corruption and anti-bribery laws, labor and employment laws, antitrust laws, and insider trading laws, applicable health, safety, and environmental laws, applicable data privacy and protection laws, and all policies established by the Company.

Risk Tolerance

Risk is a necessary aspect of the continuous change that must occur to ensure growth and prosperity. Although the assumption of risk is necessary to protect the Company’s well-being, not all risks are wise and appropriate. We will not tolerate activity that endangers our employees or others, jeopardizes the Company’s financial well-being, or is contrary to our character and values. By contrast, we embrace risks that are carefully considered, within our tolerance, and assumed in pursuit of a suitable reward. We accept that not all deliberate risk decisions will have a favorable outcome.

We expect all Kelly employees to follow these principles as set forth in Kelly’s Risk Appetite and Tolerance Statement in their daily business conduct.

Anti-Human Trafficking and Slavery

Kelly has a zero-tolerance policy against all forms of human trafficking and related activities. Kelly is committed to globally protecting against trafficking in any persons, including employees and candidates. Kelly’s policy statement regarding Human Trafficking and Slavery is available on the Company’s website at https://www.kellyservices.com/global/sectionless-pages/human-trafficking-policy/.

Seeking Advice and Reporting Concerns

When in doubt about the best course of action in a particular situation, employees should talk to their managers or other appropriate personnel.

Kelly values the reporting of concerns by employees. Known or suspected violations of laws, rules, and regulations applicable to the Company, of this Code or any Company policy, must be promptly reported to Kelly Services’ Business Conduct & Ethics Reporting Program at 877.978.0049 or https://www.integrity-helpline.com/kellyservices.jsp or https://www.financial-integrity.com/kellyserviceseu.jsp for Europe. Subject to applicable laws, anonymous reporting will be permitted through Kelly’s Business Code and Ethics Reporting Program. Retaliation of any kind against any director, officer, or employee for reports made in good faith is expressly prohibited and will result in corrective action, including termination of employment. Moreover, nothing in this Code or any Company policy or agreement prohibits any person from reporting possible violations of law or regulation or making other protected disclosure to any governmental agency or entity without the prior consent of the Company.

It is the Company’s responsibility to conduct a prompt investigation of any concern about a violation or possible violation of this Code. If an employee does not feel that a reported violation has been appropriately addressed, he or she should follow up through the Kelly Business Code and Ethics Reporting Program described above or directly with the Vice President, Internal Audit or the General Counsel.

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If you seek advice, raise a concern or report misconduct, you are doing the right thing, and Kelly is committed to providing an opportunity for employees to express their concerns and report misconduct without fear of retaliation. Therefore, retaliation will never be tolerated for raising a concern, reporting a violation or participating in an investigation. Retaliation is usually defined as an adverse employment action or any action affecting the terms or conditions of employment. Any employees attempting to engage in retaliatory action will be subject to disciplinary action, up to and including termination. If you suspect that you or someone else has been retaliated against for raising any legal or business conduct issue, immediately contact the General Counsel, CHRO, or Internal Audit.

If a report regarding a violation of policy or law is received, it will be investigated and documented in accordance with Kelly’s approved investigation procedures. Once an allegation of serious misconduct is logged into our system, we will conduct a prompt, thorough, consistent and unbiased investigation. These investigations are conducted by appropriate internal personnel or outside experts who will work in conjunction with the Law Department, Human Resources, Global Security, Compliance and Internal Audit. Employees are not permitted to conduct their own investigation into a matter without permission from the Legal Department. All employees are expected to provide full cooperation and truthful answers in an investigation, and failure to do so will result in disciplinary actions, up to and including termination. We will, where practicable and permissible, endeavor to keep the person reporting the issue apprised of the progress and outcome of the investigation, but have no obligation to do so. If corrective action is required as a result of the investigation, we will determine the appropriate steps to take (including, when appropriate, legal action) to stop the ongoing violation, rectify a problem that already occurred, and reduce the likelihood of its recurrence.

Outside Activities

Subject to the limitations imposed by this Code, each employee is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the Company’s interests. Where activities may be of a controversial or sensitive nature, employees are encouraged to seek the guidance of a responsible supervisor, the General Counsel, or other appropriate internal authority before engaging in such activities.

Employees must not use their Company position or title or any Company equipment, supplies, or facilities in connection with outside activities, nor may they do anything that might infer sponsorship or support by the Company of such activity, unless they have received approval in writing from the General Counsel or other appropriate internal authority.

Prior to seeking any election or appointment to public office, employees must notify their supervisor and the General Counsel to clarify the Company’s position in the event the candidacy is successful or the appointment is made. Written approval must be obtained.

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Political Contributions

In the United States, federal and many state laws prohibit corporations from making certain types of political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds, or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless the Company’s General Counsel has certified in writing that such political contribution complies with applicable law.

Public Company Reporting; Books and Records; Internal Controls

Employees are expected to support the Company’s efforts to fully and fairly disclose the results of operations and financial condition of the Company in compliance with applicable accounting principles, laws, rules, and regulations and make full, fair, accurate, timely, and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other public communications, including to investors, creditors, securities analysts, rating agencies, regulators, and the media.

Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls. The Company does not tolerate any misclassification of transactions as to accounts, departments, or accounting periods. All records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues, and expenses. Employees must always: comply with the Company’s system of internal accounting controls; record data in a timely and accurate manner (including data used to determine compensation, including hours worked and overtime, and data used for expense reimbursement); and maintain documents in accordance with the Company’s records retention policy.

In summary, all employees, and in particular, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, and their designees (the “Senior Financial Officers”), have a responsibility to ensure that the Company’s accounting records do not contain any false or misleading statements. The Senior Financial Officers have the additional responsibility to make sure that the Company files with the U.S. Securities and Exchange Commission full, fair, timely, and understandable reports and documents. In addition to the reporting requirements set forth elsewhere in this Code, Senior Financial Officers must promptly report any known or suspected material violations of the Code to the Audit Committee.

Any effort to mislead or coerce the independent auditors or a member of the internal audit staff may have serious legal consequences and is strictly prohibited.

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Global Policies

Kelly maintains specific policies that cover various areas of conduct and governance. The following are global policies and statements that all employees are expected to understand and honor. Links to those policies that can be found on our public website are included below:

•	Anti-Bribery Training

•	Code of Business Conduct and Ethics http://ir.kellyservices.com/corporate-governance

•	Corporate Disclosure and Communications

•	Corporate Social Responsibility https://www.kellyservices.com/global/about-us/company-information/csr-content/

•	Global Diversity Training

•	Health and Safety

•	Human Trafficking and Slavery https://www.kellyservices.com/global/sectionless-pages/human-trafficking-policy/

•	Information Security

•	Insider Trading

•	Privacy Statement https://www.kellyservices.com/global/privacy-statement/

•	Risk Appetite and Tolerance Statement

•	Social Media

•	Travel, Expense, and Entertainment

•	Workplace Violence

Failure to Comply; Compliance Procedures

The failure by any director, officer, or employee to comply with the laws, rules, or regulations governing the Company's business, this Code, or any Company policy will constitute grounds for corrective action, up to and including termination of employment or engagement. Reports of known or suspected violations will be promptly investigated by the appropriate function, which may include Audit, Human Resources or Law.

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Contacts
Kelly Services’ Business Conduct & Ethics Reporting Program	877-978-0049	https://www.integrity-helpline.com/kellyservices.jsp or for Europe: https://kellyserviceseu.alertline.com/gcs/welcome
Sara Hennig, Vice President, Internal Audit	248-244-4825	Sara.Hennig@kellyservices.com
Hannah Lim-Johnson, Senior Vice President and General Counsel	248-244-7598	hannah.lim@kellyservices.com
Jim Polehna, Senior Vice President, Investor Relations	248-244-4586	polehjm@kellyservices.com
Kristin Supancich, Senior Vice President and Chief Human Resources Officer	248-244-5587	SUPANKR@kellyservices.com

Reviewed and adopted by Board of Directors August 7, 2018.

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